Exhibit 99.1

Clarus Reports Record First Quarter 2021 Results and Raises Full-Year Outlook

- Sales in the First Quarter of 2021 Increase 41% Year-Over-Year to $75.3 Million, Marking Third Consecutive Quarter of Growth -

- Raises Full-Year Outlook: Expects 2021 Sales and Adjusted EBITDA to Grow Approximately 32% and 70% Year-Over-Year to $295 Million and $38 million, Respectively -

SALT LAKE CITY, Utah – May 10, 2021 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a company focused on the outdoor and consumer industries, reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Summary vs. Same Year-Ago Quarter

•	Sales increased 41% to $75.3 million.
•	Gross margin improved 130 basis points to 35.9%; adjusted gross margin up 180 basis points to 36.4%.
•	Net income improved significantly to $5.7 million, or $0.17 per diluted share, compared to $0.04 million, or $(0.00) per diluted share.
•	Adjusted net income before non-cash items increased 280% to $10.2 million, or $0.31 per diluted share, compared to $2.7 million, or $0.09 per diluted share.
•	Adjusted EBITDA increased 191% to $10.6 million.
•	Free cash flow (net cash provided by operating activities less capital expenditures) was $(3.9) million compared to $2.2 million.

Management Commentary

“We had another quarter of double-digit revenue growth driven by continued robust demand across all of our brands and product categories,” said Clarus President John Walbrecht. “Additionally, we substantially improved gross margins and earnings thanks to the strength of our ‘super-fan’ brands, our capabilities to fulfill demand and our consistent pricing strategy. Overall, the first quarter was another quarter where we not only did what we set out to do, but we also exceeded our expectations.

“Across our Black Diamond and Sierra segments, we continued to outperform the market as we strived to enhance the value proposition for our end consumer. In Black Diamond, we benefited from the recovery in the outdoor market and reduced inventory volatility at retail, which allowed us to accelerate our growth, particularly with some of our key retail accounts. This is despite continued headwinds from COVID-19 and supply chain challenges. Demand in our bullet businesses continued to surge, and we were able to navigate component shortages relatively well as seen by the 94% and 92% pro forma first quarter sales growth in our Sierra and Barnes brands, respectively.

“Given our momentum, we are raising our full-year outlook and expect to continue leveraging the high demand for our diversified portfolio of brands. We will also expect to continue to innovate, whether that means adding new technical-rich features to our products or acquiring a new super-fan brand. Overall, 2021 is shaping up to be a record year.”

First Quarter 2021 Financial Results

Sales in the first quarter increased 41% to $75.3 million compared to $53.6 million in the same year-ago quarter. The increase includes revenue contribution of approximately $8.5 million from Barnes, an acquisition Clarus completed on October 2, 2020. Excluding Barnes, the Company’s first quarter sales increased 25% on an organic basis compared to the same year-ago quarter.

Black Diamond sales were up 13% and Sierra sales were up 203%, or 94% excluding Barnes. The increase across both Black Diamond and Sierra segments is attributed to surging consumer demand and the recovery from the COVID-19 pandemic. On a constant currency basis, total sales were up 39%.

Gross margin in the first quarter improved 130 basis points to 35.9% compared to 34.6% in the same year-ago quarter. Improvements in product mix and foreign exchange benefits more than offset unfavorable impacts on the Company’s supply chain and logistics due to the COVID-19 pandemic. Excluding a fair value inventory step-up associated with the Barnes acquisition, adjusted gross margin in the first quarter increased 180 basis points to 36.4%.

Selling, general and administrative expenses in the first quarter were $20.9 million compared to $17.4 million in the year-ago quarter, primarily due to the inclusion of Barnes, which contributed $1.9 million, and an increase in stock-based compensation of $0.9 million due to the vesting of certain performance awards.

Net income in the first quarter improved substantially to $5.7 million, or $0.17 per diluted share, compared to $0.04 million or $0.00 per diluted share, in the same year-ago quarter. The increase is largely due to the increase in sales.

Adjusted net income in the first quarter, which excludes non-cash items and transaction costs, increased 280% to $10.2 million, or $0.31 per diluted share, compared to an adjusted net income of $2.7 million, or $0.09 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the first quarter increased 191% to $10.6 million compared to $3.6 million in the same year-ago quarter.

Net cash provided by operating activities for the three months ended March 31, 2021 was $(2.5) million compared to $3.5 million in the year-ago quarter. Capital expenditures for the three months ended March 31, 2021 was unchanged compared to the prior year quarter at $1.3 million. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the three months ended March 31, 2021 was $(3.9) million compared to $2.2 million in the same year-ago period.

Liquidity at March 31, 2021 vs. December 31, 2020

•	Cash and cash equivalents totaled $6.5 million compared to $17.8 million.
•	Total debt of $28.6 million compared to $34.6 million.
•	Remaining access to $49.3 million on the Company’s revolving line of credit.
•	Net debt leverage ratio was flat at 0.6x.

Increased 2021 Outlook

Clarus now anticipates fiscal year 2021 sales to grow approximately 32% to $295 million ($280 million prior) compared to 2020. By brand, the Company now expects sales for Black Diamond to increase 20% to $205 million ($200 million prior) and Sierra and Barnes combined to increase 71% to $90 million ($80 million prior) compared to 2020.

The Company now expects adjusted EBITDA in 2021 to increase approximately 70% to $38 million ($35 million prior) compared to 2020 with capital expenditures of approximately $7.5 million and free cash flow of approximately $15 million.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $120 million. The Company’s common stock is subject to a rights agreement dated February 7, 2008 that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2021 results.

Date: Monday, May 10, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 6477243

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 24, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 6477243

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a leading developer, manufacturer and distributor of best-in class outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport markets. With a strong reputation for innovation, style, quality, design, safety and durability, Clarus’ portfolio of iconic brands includes Black Diamond®, Sierra®, Barnes®, PIEPS®, and SKINourishment® sold through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.sierrabullets.com, www.barnesbullets.com, or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), and adjusted EBITDA, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA and adjusted EBITDA, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets and ammunition by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and the Company’s ability to maintain a quarterly dividend. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

or

Aaron J. Kuehne

Executive Vice President and Chief Financial Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash	$6,525	$17,789
Accounts receivable, less allowance for credit losses and doubtful accounts of $696 and $1,433, respectively	49,788	50,475
Inventories	69,980	68,356
Prepaid and other current assets	12,526	5,385
Income tax receivable	-	117
Total current assets	138,819	142,122

Property and equipment, net	27,027	26,956
Other intangible assets, net	18,137	19,416
Indefinite-lived intangible assets	47,373	47,523
Goodwill	26,715	26,715
Deferred income taxes	11,669	11,113
Other long-term assets	9,815	6,846
Total assets	$279,555	$280,691

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$30,350	$34,665
Income tax payable	1,314	956
Current portion of long-term debt	4,997	4,000
Total current liabilities	36,661	39,621

Long-term debt	23,651	30,621
Deferred income taxes	1,424	1,227
Other long-term liabilities	7,332	4,628
Total liabilities	69,068	76,097

Stockholders' Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 35,325 and 35,198 issued and 31,314 and 31,228 outstanding, respectively	4	4
Additional paid in capital	515,749	513,979
Accumulated deficit	(281,206)	(286,100)
Treasury stock, at cost	(24,440)	(23,789)
Accumulated other comprehensive income	380	500
Total stockholders' equity	210,487	204,594
Total liabilities and stockholders' equity	$279,555	$280,691

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	March 31, 2020
Sales
Domestic sales	$47,573	$28,548
International sales	27,758	25,007
Total sales	75,331	53,555

Cost of goods sold	48,281	35,043
Gross profit	27,050	18,512

Operating expenses
Selling, general and administrative	20,885	17,370
Transaction costs	476	250

Total operating expenses	21,361	17,620

Operating income	5,689	892

Other expense
Interest expense, net	(238)	(311)
Other, net	(140)	(531)

Total other expense, net	(378)	(842)

Income before income tax	5,311	50
Income tax (benefit) expense	(366)	14
Net income	$5,677	$36

Net income per share:
Basic	$0.18	$0.00
Diluted	0.17	0.00

Weighted average shares outstanding:
Basic	31,283	29,760
Diluted	32,750	30,942

CLARUS CORPORATION
RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT
AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	March 31, 2021		March 31, 2020
Gross profit as reported	$27,050
Plus impact of inventory fair value adjustment	361
Adjusted gross profit	$27,411	Gross profit as reported	$18,512

Gross margin as reported	35.9%

Adjusted gross margin	36.4%	Gross margin as reported	34.6%

CLARUS CORPORATION
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	March 31, 2021	Share	March 31, 2020	Share
Net income	$5,677	$0.17	$36	$0.00

Amortization of intangibles	1,197	0.04	772	0.02
Depreciation	1,356	0.04	1,117	0.04
Amortization of debt issuance costs	82	0.00	77	0.00
Stock-based compensation	1,524	0.05	613	0.02
Inventory fair value of purchase accounting	361	0.01	-	-
Income tax (benefit) expense	(366)	(0.01)	14	0.00
Cash paid for income taxes	(75)	(0.00)	(182)	(0.01)

Net income before non-cash items	$9,756	$0.30	$2,447	$0.08

Transaction costs	476	0.01	250	0.01
State cash taxes on adjustments	(12)	(0.00)	(8)	(0.00)

Adjusted net income before non-cash items	$10,220	$0.31	$2,689	$0.09

CLARUS CORPORATION
 RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND

AMORTIZATION (EBITDA), AND ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income	$5,677	$36

Income tax (benefit) expense	(366)	14
Other, net	140	531
Interest expense, net	238	311

Operating income	5,689	892

Depreciation	1,356	1,117
Amortization of intangibles	1,197	772

EBITDA	8,242	2,781

Transaction costs	476	250
Inventory fair value of purchase accounting	361	-
Stock-based compensation	1,524	613

Adjusted EBITDA	$10,603	$3,644